Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Hillenbrand, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees To Be Paid	Hillenbrand, Inc.
	Debt	Debt securities(1)	Rule 457(r)	(3)	(3)	(3)	(4)	(4)	-	-	-	-
	Debt	Guarantees of debt securities(2)	Rule 457(r)	(3)	(3)	(3)	(4)	(4)	-	-	-	-
	-	Unallocated (Universal) Shelf	Rule 457(r)	(3)	(3)	$500,000,000	(4)	(4)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$500,000,000		(4)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							(4)

(1)	Debt securities are issuable in series as senior debt securities or subordinated debt securities which may be convertible into or exchangeable for common stock or preferred stock of Hillenbrand, Inc.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the “Securities Act”), no separate registration fee will be paid in respect of any such guarantees.

(3)	An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, for which the aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $500,000,000. There is also being registered hereunder an indeterminate number of debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $500,000,000. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000 after the date hereof.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, Hillenbrand, Inc. is deferring payment of the registration fee, which will be paid subsequently on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.